CONFIDENTIAL Exhibit 4.5 [***] CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED BY BRACKETS IS CONFIDENTIAL AND HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10) (IV) OF REGULATION S-K BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO FEDEX IF PUBLICLY DISCLOSED. AMENDMENT NO. 1 TO NETWORK INFRASTRUCTURE SERVICES AGREEMENT THIS AMENDMENT NO. 1 made the date of last signature by the Parties below. BETWEEN: TELUS COMMUNICATIONS INC., a corporation created under the Laws of the Province of British Columbia, having its registered office at 7th Floor, 510 West Georgia Street, Vancouver, British Columbia, V6B 0M3, (“TCI”) - and - TELUS COMMUNICATIONS (U.S.) INC., a corporation created under the Laws of the State of Delaware, having its registered office at 1209 Orange Street, Wilmington, DE 19801, (“TC U.S.”) - and - TELUS INTERNATIONAL (CDA) INC., a corporation incorporated under the Laws of the Province of British Columbia, having a place of business at 25 York Street, Toronto, Ontario, M5J 2V5, (“TI CDA”). - and - TELUS INTERNATIONAL HOLDING (U.S.A.) CORP., a corporation incorporated under the Laws of the State of Delaware, having its registered office at 2711 Centerville Road, Wilmington, DE 19808, (“TIHUS”) WHEREAS: A. TCI, TC U.S., TI CDA and TIHUS entered into a Network Infrastructure Services Agreement dated effective January 1, 2021 (TCI Contract No. 168116); and

2 B. TCI, TC U.S., TI CDA and TIHUS wish to amend the Agreement in accordance with the terms and conditions of this Amendment No. 1 to Network Infrastructure Services Agreement (“Amendment No. 1”). NOW THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of the covenants and agreements hereinafter set out, the Parties hereto agree as follows. 1. Where words and expressions which are defined in the Agreement are used herein, such words and expressions shall have the meaning ascribed to them in the Agreement unless otherwise specifically provided for herein. 2. Effective as and from the date of last signature by the Parties below, the Parties agree to amend the terms and conditions of the Agreement as follows: (a) The definitions of “Baseline Services” and “Baseline Service Schedules”, set forth in Section 1.1 (Definitions) of the Agreement, are deleted in their entirety. (b) Section 1.3 (Baseline Service Schedules) of the Agreement is deleted in its entirety. (c) Section 7.1(d) of the Agreement is deleted and replaced in its entirety with the following: (d) Within [***] following the end of the Initial MSC Period, TELUS will calculate the MSC Eligible Spend for such period and if the MSC Eligible Spend is less than the MSC (unless and solely to the extent that such deficiency is a result of a Termination for Default or a Termination for Force Majeure), TI will pay to TELUS an amount equal to [***] of the difference between the MSC Eligible Spend and the MSC. Subject to Section 7.1(e), the obligation to pay such invoiced amount will be TI’s sole liability for any such failure to meet the MSC and upon payment of the invoiced amount TI will be deemed to have satisfied the MSC for the Initial MSC Period. TELUS shall adjust the MSC on a dollar-for-dollar basis for any Termination for Default, Termination for Force Majeure or Termination for Major Business or Technology Change, in each case where such termination relates to a Service, which has occurred during the Initial MSC Period. In addition, TELUS shall adjust the MSC on a dollar-for-dollar basis where: (i) TI ceases to subscribe for a Service as a result of TELUS discontinuing the Service to its customers generally; and (ii) TI does not subscribe for a Service to replace the discontinued Service with comparable Fees to the discontinued Service. Any MSC adjustment required pursuant to this paragraph (d) will be calculated as follows: TELUS shall adjust the MSC by decreasing the MSC by an amount equal to the reasonably projected reduction

3 in Fees related to such Service for the remainder of the Initial MSC Period resulting from the termination of such Service. The reasonably projected reduction shall be calculated based on the average volume for the terminated Service up to the time of calculating the adjustment, irrespective of actual volume in the Contract Year of termination or the projected volume for such Service during the remainder of the Initial MSC Period. (e) Schedule 1.3 – Baseline Service Schedules of the Agreement is deleted in its entirety. (f) The following Schedule reference is added to Section 1.8 (Schedules) of the Agreement. [***] (g) Schedule A-2 – Service Schedule – Business Long Distance Services of the Agreement is deleted and replaced in its entirety with the amended Schedule A-2 – Service Schedule – Business Long Distance Services set forth in Attachment A to this Amendment No. 1. (h) The Schedule set forth in Attachment B to this Amendment No. 1 is added to the Agreement as Schedule A-7 – Service Schedule – SIP Trunking Service 3. Except as amended herein all of the terms and conditions of the Agreement remain in full force and effect for the term of the Agreement. In the event of any conflict or inconsistency between this Amendment No. 1 and the Agreement, the terms of this Amendment No. 1 shall govern. 4. This Amendment No. 1 shall be binding upon the Parties hereto and their respective successors and permitted assigns. 5. This Amendment No. 1 and its application and interpretation will be governed exclusively by the laws prevailing in the Province of British Columbia and the federal laws of Canada applicable therein.

4 IN WITNESS HEREOF, the Parties have caused this Amendment No. 1 Agreement to be executed by their duly authorized officers. TELUS COMMUNICATIONS INC. TELUS INTERNATIONAL (CDA) INC. Per: /s/ Gord Buchan Per: /s/ Martin Viljoen Name: Gord Buchan Name: Martin Viljoen Title: Director, Global Partner Management Title: Vice President Date: July 19, 2021 Date: July 19, 2021 TELUS COMMUNICATIONS (U.S.) INC. TELUS INTERNATIONAL HOLDING (U.S.A.) CORP. Per: /s/ Gord Buchan Per: /s/ Martin Viljoen Name: Gord Buchan Name: Martin Viljoen Title: Director, Global Partner Management Title: Vice President Date: July 19, 2021 Date: July 19, 2021

5 ATTACHMENT A TO AMENDMENT NO. 1 SCHEDULE A-2 SERVICE SCHEDULE – BUSINESS LONG DISTANCE SERVICES

6 ATTACHMENT B TO AMENDMENT NO. 1 SCHEDULE A-7 SERVICE SCHEDULE – SIP TRUNKING SERVICE

7 ATTACHMENT A TO SERVICE SCHEDULE – SIP TRUNKING SERVICE